EXHIBIT 99.1

Sevcon Reports Financial Results for Third Quarter Fiscal 2017

SOUTHBOROUGH, Mass., Aug. 14, 2017 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the third quarter of fiscal 2017 ended July 1, 2017.

Management Comments

“Third-quarter revenues increased 33% year over year, reflecting strong growth at our Bassi charger business as well as robust demand for products for the four-wheel on-road sector,” said Sevcon Chief Executive Officer Matt Boyle. “Bassi reported a 63% year-over-year increase in revenues to a quarterly record of $8.2 million. In the controls business, third-quarter sales to on-road customers were up 60% compared with last year, with sales in the two-wheel sector up 39% and sales to the four-wheel sector up 68%. Off-road sales were up 3% in the quarter with growth from the “Other EV” sector more than offsetting lower sales to most industrial end markets.

“We continue to be encouraged by the progress we are making in our on-road business as we continue to build our strong project pipeline. After the close of the quarter, we announced four new on-road contracts, including the start of production at a Chinese automotive manufacturer where we supply Gen5 controllers. If this Chinese automotive program is successful, it could be worth up to $40 million over four years. In addition, we received new orders from three European high-performance automobile manufacturers with estimated engineering services contracts worth approximately $4.8 million,” said Boyle.

Third-Quarter Fiscal 2017 Results Summary

Revenues increased to $18.6 million in the third quarter of fiscal 2017 from $13.9 million in the third quarter of fiscal 2016.

  Operating loss was $3.3 million, compared with an operating loss of $0.9 million in the third quarter last year. Foreign currency translation had a net positive effect of $0.4 million, mainly due to the impact of the stronger U.S. dollar on British pound and euro denominated operating expense, than in the prior-year period. The operating loss reflects the Company’s significant investment in both engineering and sales and marketing personnel to capitalize on its growing on-road project pipeline. Production revenues from these programs are expected to start in 2017-2018. Also included in the operating loss in the quarter is approximately $1.1 million relating to professional fees and costs associated with the previously announced, proposed acquisition by BorgWarner.
  There was an income tax benefit of $269,000 in the third quarter of 2017 compared with $60,000 in the prior-year period.
  Net loss attributable to common stockholders was $3.0 million, or ($0.56) per share, after a preferred share dividend of $102,000, or $0.02 per share, compared with a net loss of $1.5 million, or ($0.38) per share, after a preferred share dividend of $93,000, or $0.02 per share, in the third quarter of fiscal 2016.  The net loss for the third quarter of fiscal 2017 includes $1.1 million in expenses related to the Company’s proposed acquisition by BorgWarner.
  Adjusted EBITDA, which excludes both the costs associated with the proposed acquisition by BorgWarner and Bassi acquisition costs, was a loss of $1.3 million in the third quarter of fiscal 2017, which was equivalent to the loss $1.3 million, in the third quarter of fiscal 2016.

Third Quarter Fiscal 2017 Financial Highlights
(In thousands, except per-share data)

	Three months ended (Unaudited)		Nine months ended (Unaudited)

	July 1, 2017	July, 2 2016	July 1, 2017	July, 2 2016

Revenues	$18,556	$13,913	$46,771	$36,209
Gross Profit	4,632	4,752	11,153	12,990
Selling, general and administrative and research and development expense	(7,920)	(5,675)	(19,181)	13,987
Acquisition costs	-	(8)	-	(1,425)
Operating loss	(3,288)	(931)	(8,028)	(2,422)
Interest expense	(216)	(140)	(496)	(271)
Interest income	13	4	49	16
Foreign currency gain (loss)	317	(522)	(301)	(487)
Loss before income taxes	(3,174)	(1,589)	(8,776)	(3,164)
Income taxes benefit	269	60	1,126	139
Net loss	(2,905)	(1,529)	(7,650)	(3,025)
Net loss attributable to non-controlling interest	14	84	147	131
Net loss attributable to Sevcon, Inc. and subsidiaries	(2,891)	(1,445)	(7,503)	(2,894)
Series A Preferred Share dividends	(102)	(93)	(299)	(327)
Net loss attributable to common stockholders	(2,993)	(1,538)	(7,802)	(3,221)
Basic loss per share	$(0.56)	$(0.38)	$(1.47)	$(0.84)
Diluted loss per share	$(0.56)	$(0.38)	$(1.47)	$(0.84)
Average shares outstanding – Basic	5,366	4,070	5,291	3,828
Average shares outstanding – Diluted	5,366	4,070	5,291	3,828

Summarized Balance Sheet Data
(Dollars in thousands) (Unaudited)

	July 1, 2017	September 30, 2016

Cash and cash equivalents	$2,318	$14,127
Receivables	16,456	12,193
Inventories	17,072	13,666
Prepaid expenses and other current assets	4,723	3,602
Total current assets	40,569	43,588
Intangible assets	8,971	9,185
Goodwill	8,142	7,794
Other long-term assets	11,104	8,406
Total assets	$68,786	$68,973

Current liabilities	$22,541	$16,117
Liability for pension benefits	10,702	11,511
Other long-term liabilities	19,267	19,574
Stockholders’ equity	16,391	21,739
Non-controlling interest	(115)	32
Total liabilities and stockholders’ equity	$68,786	$68,973

Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

	Three months ended (in thousands of dollars)		Nine months ended (in thousands of dollars)

	July 1, 2017	July, 2 2016	July 1, 2017	July, 2 2016

Net loss	$(2,905)	$(1,529)	$(7,650)	$(3,025)
Interest expense	216	140	496	271
Interest income	(13)	(4)	(49)	(16)
Income taxes	(269)	(60)	(1,126)	(139)
Depreciation	242	110	685	557
Amortization of Bassi intangible assets and
fair value adjustments arising from the
acquisition of Bassi	336	786	839	989

EBITDA	(2,393)	(1,265)	(6,805)	(1,363)

BorgWarner and Bassi acquisition costs	1,114	8	1,114	1,425
Adjusted EBITDA	$(1,279)	$(1,257)	$(5,691)	$62

Non-GAAP Financial Measures

Sevcon uses EBITDA and adjusted EBITDA, which are non-GAAP financial measures that exclude from net loss the items listed in the table above, in this news release.  The Company reports these metrics because they are key measures used by its management and Board of Directors to evaluate the ongoing performance of the business and to develop short and long-term operational plans.  Accordingly, the Company believes that EBITDA and adjusted EBITDA provide useful information to investors and others in understanding and evaluating Sevcon’s operating results in the same manner as its management and Board of Directors.

Definitive Agreement to be Acquired by BorgWarner

On July 17, 2017, Sevcon, Inc. announced that it had entered into a definitive merger agreement with BorgWarner Inc. that provides for BorgWarner to acquire all of the outstanding shares of Sevcon’s common stock for $22.00 per share in cash and all of the outstanding shares of Sevcon’s Series A Convertible Preferred Stock for a price per share on an as-converted basis equal to the common stock.  Accrued dividends on the preferred stock will be paid before closing. The total transaction value, including the assumption of indebtedness, is expected to be approximately $200 million at the closing of the transaction.

The transaction is expected to close in the fourth calendar quarter of 2017, is contingent on the approval of Sevcon’s stockholders, and is subject to the satisfaction or waiver of certain other closing conditions. The transaction is not subject to a financing condition.

Forward-Looking Statements

Statements in this release about the Company’s anticipated financial results and growth, as well as those about the development of its products and markets, including without limitation, statements about the benefits that may be obtained from certain customer contracts, are forward-looking statements that are based on management’s present expectations and involve risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause these statements not to be realized include the pendency of the proposed BorgWarner acquisition which may disrupt our operations, that we may not be able to successfully integrate and manage the Bassi business, the Bassi acquisition may not further our business strategy or results as we expect, we may not be able to successfully complete the development of the controllers contracted by particular customers, the manufacturers for whom we are performing development work may decide not to commence production or purchase from us, and the markets for the particular vehicles may not develop as the manufacturers hope. Furthermore, the proposed acquisition by BorgWarner is subject to various conditions, including without limitation the approval of the merger agreement by our stockholders that may not be satisfied. Additional important factors are set forth under “Risk Factors” and elsewhere in the Forms 10-K and 10-Q we file with the SEC.

About Sevcon, Inc.

Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, Canada, China and the Asia Pacific region, as well as through an international dealer network. Visit www.sevcon.com and www.bassi-srl.eu.

Contact:
David Calusdian
Sharon Merrill Associates
1 (617) 542 5300
SEV@InvestorRelations.com

Matt Boyle
President and CEO
1 (508) 281 5503
matt.boyle@sevcon.com